Exhibit 99.1

CIM Group Announces that Affiliates of Cole Office & Industrial REIT (CCIT II) Have Entered into a Purchase and Sale Agreement for the Disposition of 18 Industrial Properties

$625.3 million transaction with Industrial Logistics Properties Trust expected to close within 60 days

Phoenix, AZ, February 15, 2019 - Certain wholly owned subsidiaries of Cole Corporate Income Operating Partnership II, LP, of which Cole Office & Industrial REIT (CCIT II), Inc. (“CCIT II” or the “REIT”), a publicly registered non-listed real estate investment trust (“REIT”) that primarily owns and operates net-lease commercial real estate across the office and industrial sectors, is the sole general partner, and owns, directly or indirectly, 100% of the partnership interests, have entered into a $625.3 million purchase and sale agreement to sell 18 industrial properties to Industrial Logistics Properties Trust (“ILPT”) for $568.3 million in cash and the assumption of a $57.0 million loan by ILPT.

“The market is exhibiting strong demand for industrial assets, which presented an opportunity for CCIT II to leverage the value of these properties,” said Mark Selman, Managing Director for Portfolio Oversight at CIM Group.

The 18 industrial properties being acquired by ILPT are 100% leased and encompass approximately 8.7 million gross rentable square feet across 12 states. Notable tenants include UPS, Procter & Gamble and Subaru. The transaction is anticipated to close within 60 days, subject to due diligence and the satisfaction of closing conditions; as a result, no assurance can be given that the closing will occur within this timeframe, or at all.

Following the close of the transaction, CCIT II’s portfolio is expected to consist of 17 office properties and one industrial property encompassing approximately 2.8 million gross rentable square feet of commercial space across nine states. The assets are 100.0% leased with a weighted average lease term of 9.0 years and represent 17 tenant concepts and 11 industry sectors. Major tenants for the remaining portfolio include Keurig Green Mountain, Dow Chemical, Freeport-McMoRan and Traveler’s Insurance.

CCIT II anticipates using the net sale proceeds for the repayment of debt, the acquisition of long-dated net-lease properties in furtherance of the Company’s investment objectives, and for other general corporate purposes.

Added Selman, “We believe the REIT is well-positioned to meet its investment objectives based on the portfolio’s diversification, overall credit quality and tenant roster.”

Eastdil Secured is representing CCIT II in the transaction.

About Cole Office & Industrial REIT (CCIT II)
CCIT II is a public, non-listed REIT formed in 2013 that primarily owns and operates income-producing, single-tenant corporate office and industrial properties subject to long-term net leases with national or regional creditworthy tenants. CCIT II seeks to provide access to high-quality commercial real estate assets, providing current income, reduced overall portfolio volatility and the potential for capital appreciation for its shareholders. CCIT II is sponsored by an affiliate of CIM Group, LLC, a community-focused real estate and infrastructure owner, operator and lender.

About CIM Group®
CIM is a community-focused real estate and infrastructure owner, operator and lender. Since 1994, CIM has managed more than $60 billion of projects in communities across the Americas on behalf of its own account and for its partners, co-investors and shareholders. CIM’s broad in-house expertise includes decades of research, acquisition, credit analysis, development, finance, leasing and property management experience in real assets located in densely-populated communities, net-lease assets and other associated credit strategies. Using its disciplined approach and extensive in-house expertise, CIM seeks to create value in projects , which ultimately enhances communities. For more information, visit www.cimgroup.com.

About Industrial Logistics Properties Trust
Industrial Logistics Properties Trust is a real estate investment trust, or REIT, that owns and leases industrial and logistics properties throughout the United States. ILPT (Nasdaq: ILPT) is managed by the operating subsidiary of The RMR Group Inc. (Nasdaq: RMR), an alternative asset management company that is headquartered in Newton, MA.

Forward-Looking Statements
Certain statements contained in this press release, other than historical facts, may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which reflect CCIT II’s expectations regarding future events. The Company intends for all forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act. The forward-looking statements involve a number of assumptions, risks, uncertainties and other factors that could cause actual results to differ materially from those contained in the forward-looking statements. Generally, the words “expects,” “anticipates,” “assumes,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions identify forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties, including those described under the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in the Company’s filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

Media Relations Contacts

For CCIT II:
Bill Mendel, 212-397-1030
bill@mendelcommunications.com

For ILPT:
Olivia Snyder, 617-219-1489
www.ilptreit.com